Stakool, Inc. Announces Kevin P. Quirk as New CEO

Company to Focus on Health and Wellness Brands

JACKSONVILLE, Fla., April 17, 2013 /PRNewswire/ — Stakool, Inc. (STKO), a Florida-based corporation supplying natural and organic health and wellness products, announced the appointment of Kevin P. Quirk, effective April 20, 2013, as Chief Executive Officer and Member of the Board.

Quirk brings over 20 years of general, brand and financial management experience along with expertise in raising capital in the consumer products and home healthcare industries. His career began at Anheuser-Busch, followed by various management positions within the Coca-Cola Company. He is a graduate of St. Louis University and the Advanced Management Executive Education Program from Harvard Business School.

Quirk founded White Hat Brands, a health and wellness beverage company, where he raised capital, developed products and gained distribution, winning multiple marketing awards along the way. Quirk later oversaw the sale of White Hat which was sold privately for approximately thirty million dollars ($30,000,000). “This is a great opportunity for me to utilize my skills and experience towards something I love,” said Quirk. “While still in its infancy in the U.S., functional beverages are one of the fastest growing and most profitable categories out there. Building meaningful brands and satisfying consumer needs is what keeps me motivated,” continued Quirk. “The Corporation is excited to bring an executive with Mr. Quirk’s experience to develop and implement strategies to becoming a leading innovator in the multi-billion dollar health and wellness sector. He has been successful with Fortune 100 Companies as well as start-ups wearing many hats,” said Joseph Canouse, the Chairman.

Health and wellness-related beverages are seeing increased consumer acceptance while carbonated soft drinks are seeing consumer attrition. Specifically, functional beverages, namely energy drinks, energy shots, sports drinks, teas and water drops, have all seen increases in consumer penetration and consumption. This sector is expected to grow significantly in the coming years as innovations in food science and technology is making natural ingredients and their related function more accessible to consumers who are looking for products and brands that support their active lifestyles.

About Stakool Inc.:

Based in Jacksonville, FL, Stakool, and its subsidiaries, develops consumer products focused on health and wellness. By marrying innovative product development with perceptive marketing and sales strategy, Stakool sets itself apart from the competition.

Safe Harbor Statement:

Except for statements of historical fact, the matters discussed in this press release are forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made herein regarding the intent, belief or current expectations of Stakool, Inc./Anthus Life Corp. are forward-looking statements that reflect numerous assumptions, risks and uncertainties, many of which are beyond our control, and any of which could cause our actual future results to differ materially from our stated expectations today. Prospective investors are cautioned that our forward-looking statements are never guarantees of future performance. Important factors currently known to management that could cause our actual future results to differ materially from those indicated in our forward-looking statements today include our limited operating history, fluctuations in our operating results, our ability to compete successfully and our ability to attract necessary capital on satisfactory terms. Except as required by applicable law, we undertake no obligation to update or revise our forward-looking statements to reflect changed assumptions, the occurrence of unanticipated future events or changes in our future operating results.

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